EXHIBIT 22

SUBSIDIARIES OF REGISTRANT

1.

Fonix/AcuVoice, Inc., a Utah corporation, wholly owned by Fonix

2.

Fonix/Papyrus Corporation, a Utah corporation, wholly owned by Fonix

3.

Fonix UK Ltd., a limited company organized under the laws of the United Kingdom, wholly owned by Fonix

4.

Fonix Sales, Korea Group, Ltd., a Korean entity wholly owned by Fonix

5.

LTEL Acquisition Corp., a Delaware corporation, wholly owned by Fonix

6.

LTEL Holdings Corporation, a Delaware corporation, wholly owned by LTEL Acquisition Corp.

7.

LecStar Telecom, Inc., a Georgia corporation, wholly owned by LTEL Holdings Corporation

8.

LecStar DataNet, Inc., a Georgia corporation, wholly owned by LTEL Holdings Corporation

9.

Fonix Telecom, Inc., a Delaware corporation, wholly owned by Fonix

10.

TOE Acquisition Corporation, a Delaware corporation, wholly owned by Fonix